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INVESTOR CONFERENCE CALL TRANSCRIPT

Moderator: Joe Cavanaugh

February 6, 2006

12:00 pm CT

Operator:	Ladies and gentlemen, thank you for standing by, and welcome to the Star Gas Partners First Quarter Results Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, you’ll be invited to participate in a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, today’s conference is being recorded, Monday, February 6, 2006.

If at anytime during the conference, you need to reach an operator, please press star-0.

I would now like to turn the conference over to Mr. Joe Cavanaugh, Chief Executive Officer at Star Gas Partners.

Please go ahead, sir.

Joseph Cavanaugh:	Thank you, Duane, and good afternoon everybody. Thanks for joining us on the call.

Before we begin, I’d like to have Rob Rinderman read our Safe Harbor provisions. Rob?

Robert Rinderman:

Thank you, Joe.

Good afternoon, everybody.

This conference call will include forward-looking statements, which represent the partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization, the effect of weather conditions on our financial performance, anticipated proceeds from weather insurance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new customers and retain existing customers, our ability to effect strategic acquisitions or redeploy underperforming assets, the ultimate disposition of excess proceeds from the sale of the propane segment should a recapitalization not be consummated, the impact of litigation, the ongoing impact of the business process, redesign project at the home heating oil segment, and our ability to address issues related to that project, natural gas conversions, future union relations and the outcome of current and future union negotiations, the impact of current and future environmental health and safety regulations, customer credit worthiness, and marketing plans.

All statements other than statements of historical facts included in this conference call are forward-looking statements. Although the partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.

Important factors that could cause actual results to differ materially from the partnership’s expectations cautionary statements are disclosed in this conference call in the partnership’s annual report on Form 10-K for the year ended September 30, 2005, and its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2005.

All subsequent written and oral forward-looking statements attributable to the partnership or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements.

Unless otherwise required by law, the partnership undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise after the date of this conference call.

And I’d like to turn it back to Joe Cavanaugh for the - his opening remarks.

Joseph Cavanaugh:

Thanks, Rob.

With me this morning are Dan Donovan, our Chief Operating Officer and President, and Rich Ambury, our Chief Financial Officer.

In many respects, we have had a very successful first quarter. Our heating oil margins increased by 21 cents per gallon over the same period last year, and our service and installation results improved by $2.6 million, or 1.7 cents per gallon, as we continue to reduce the loss from that part of our business.

Marketing expenses decreased by $3.7 million, reducing the cost to bring in a new account dramatically, and our other operating expenses continue to be tightly controlled.

The operating income comparison with the prior year was also favorably impacted as the first quarter of 2005 results reflected $10.4 million in bridge financing and other financing charges, which were not repeated this year.

As a result of these improvements, our operating income for the three months ended December 31, 2005, increased by $41 million to $20.4 million compared to a loss of $21 million for the quarter ended December 31, 2004.

The increase in heating oil margin is a result of several factors: the higher margins realized in our fixed price business, which is primarily the result of our disciplined pricing approach, margins on our variable price business benefited from a decline in wholesale heating oil prices after they spiked immediately following the hurricanes experienced last summer. This is in contrast to the first quarter of fiscal 2005 when the cost of heating oil increased and we had margin compression.

We were also disciplined in our pricing of new accounts and did not renew accounts that had unrealistically low prices, which also led to higher margins.

In addition, the first fiscal quarter of 2005 margins were unfavorably impacted by about 3.8 cents per gallon due to hedging issues and delay in passing on wholesale cost increases to certain price categories.

I must point out that while we will continue our pricing disciplines and pay close attention to market conditions, we do not expect to see such a favorable margin comparison for the remainder of the fiscal year.

During the quarter, we also announced our board has approved the strategic recapitalization, which, if approved by our unitholders, would result in a reduction of up to $100 million of our outstanding senior notes, the entry of a new general partner, Kestrel Heat, LLC, a subsidiary of Kestrel Energy Partners, LLC, and the receipt of $50 million in new equity and the conversion of about $27 million in senior notes into equity.

We have begun mailing proxies to our unit holders with the unit holder meetings scheduled for March 17.

In addition, we have filed a registration statement with the SEC for our rights offering for common unit holders, which is part of the recapitalization.

We will announce the record date for the rights offering once we’ve completed the SEC review process.

While all of that’s very positive, we still have issues to contend with, most notably net attrition. Heating oil volume was down 11 million gallons during the period or 7.7% primarily due to net customer attrition. Net customer attrition for the quarter was about 1.6% compared to last year’s 0.4%.

And for the 12 months ended December 31, the net customer loss was 8.3% compared to 7.1 (for all of) fiscal 2005. The increase in net attrition is partly due to our previously announced strategic decision to stop adding customer at low margins, but we also continue to feel the negative effects of the centralization of a major portion of our business in 2004.

We continue to believe that localization of customer contact is key to reducing attrition. Our move to more local management is progressing and we are continuing to put more customer contact at the local branch, but this process is taking time.

We are now or will soon be answering a large portion of customer calls during normal business hours locally in Maryland, Rhode Island, New Jersey and in one branch office in New York state, and we expect to be doing so in Pennsylvania within the next two months.

Our employees are very supportive and excited about these changes. There is still much to do before the project is completed.

Telephone equipment has to be re-deployed, offices have to be reconfigured and above all, we have to find and train more people who can do this most important job properly.

This has been a difficult task and we’re moving slowly to avoid disrupting our customers. We expect the entire process could take about two years.

January, which is normally our highest volume month, had temperatures that were approximately 25% warmer than normal, 29% warmer than last January. This has resulted in a 29 million gallon reduction in volume for the month, which will be impossible to make up.

We estimate that the impact on the decline in volume will result in a reduction in operating income of about $14 million as compared to January 2005, that’s before any weather insurance proceeds.

We do have weather insurance covering the November 1, 2005 to February 28, 2006, time period. Based on our estimates of the weather for that period through January and assuming normal weather in February, we could receive approximately $5.5 million from that insurance.

Should February be colder than normal, the amount of insurance proceeds would be reduced.

During this quarter, we received offers for the purchase of two of our heating oil operations located in Holden, Massachusetts, and Boston, Massachusetts.

As these locations were considered to be underperforming, we followed our strategic plan and decided to pursue the offers.

The sale of the Holden business was closed on January 18, 2006. We expect the other sale to close at the end of February subject to the Buyer’s completion of its due diligence review and the negotiation and execution of a contract satisfactory to both parties.

We realized a gain of approximately $1 million on the Holden sale and expect to realize a gain on the Boston sale as well.

This has been a very eventful quarter for the company. I’m very pleased with our performance. I believe that it demonstrates that we have an extremely capable organization, one that can meet the operating challenges that face us everyday.

What we are lacking is a more stable financial base that will allow us to meet external challenges, such as the volatility of fuel oil prices and a heavy debt burden over the longer term.

This would be provided by the proposed recapitalization. Also the recapitalization would eliminate the threat of legal action relating to our use of proceeds from the sale of the propane division, which could have a material adverse effect on the company if such action were decided adversely to it.

In short, I believe, that the proposed recapitalization is crucial to the continued success of Star Gas. Our employees cannot be expected to continue to carry out their jobs successfully unless the organization has a sound capital structure with a potential for growth both internally and through lower customer losses and externally through a well-executed acquisition program.

To accomplish that, we need a general partner who fully understands our business.

I firmly believe that the Kestrel proposal provides what we need to be successful and for that reason, I strongly support the recapitalization proposal.

Thank you and we’re now happy to take your questions.

Duane?

Operator:

Thank you.

Ladies and gentlemen, if you’d like to register a question, please press 1 followed by 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, simply press the 1 followed by the 3.

If you’re using a speakerphone, please lift your handset before entering your request.

One moment, please, for the first question. Our first question comes from the line of John Wegmann at Speedwell Securities. Please proceed with your question.

John Wegmann:	Okay. During this quarter, where there any weather insurance proceeds?

Joseph Cavanaugh:	The weather insurance only comes into play for the whole period from November through February, so there are no proceeds at all until the end of this period.

John Wegmann:	Uh-huh.

Richard Ambury:	The temperature did basically approximate normal, so there was no proceeds for November and December.

John Wegmann:	All right. Usually you break out the change in volume into three categories: attrition, weather and conservation and so forth, could you break those out for me?

Joseph Cavanaugh:	Sure. One second.

Richard Ambury:	Weather was about 10.8 million gallons, which was the total variance from this year to last year. We really didn’t…

John Wegmann:	Uh-huh.

Richard Ambury:	…see an additional conservation for the quarter ending December ‘05 versus the quarter ending December ‘04. So, the majority of the variance is basically the attrition.

John Wegmann:	…10.8 million gallons, what - how much was attrition?

Rich Ambury:	That was attrition, 10.8 million is the attrition.

John Wegmann:	Ten point eight was attrition. How much was weather in the first fiscal quarter ‘06?

Richard Ambury:	Weather added - actually hurt us by about 900,000 gallons.

John Wegmann:	Nine hundred thousand, favorable or unfavorable?

Richard Ambury:	Unfavorable.

John Wegmann:	Unfavorable. And - so just those two numbers?

Richard Ambury:	Basically, there’s another 700,000 gallons positive unaccounted for.

John Wegmann:	Unaccounted for. Do we have another question?

John Wegmann:	Is there anything you can do to change January numbers as January came out pretty bad?

Joseph Cavanaugh:	How do you mean to change January numbers, we’ve - I don’t - I guess I don’t quite understand the question.

John Wegmann:	To make up for the bad weather.

Dan Donovan:	If February and March are very cold, that will help us make up for it but, you know, once the month is gone, it’s gone. But if February and March and we have a cold spring, it could make up the summer but that volume is very difficult because it’s your biggest month during the heating season.

John Wegmann:	Okay. Thank you.

Operator:	Thank you.

Our next question comes from the line of Gary Stromberg at Bear Stearns.

Please proceed with your question.

Gary Stromberg:	Good afternoon.

A couple of questions; number one, you mentioned two pending asset sales, can you give us a sense of how big they are both in terms of volume and potential proceeds?

Joseph Cavanaugh:	I can’t give potential proceeds, but the volume - Holden was about 4 million gallons. That actually was completed and the Boston operation is about 24 million, 25 million gallons.

Gary Stromberg:	Okay.

And then just trying to zero in on potential volumes in this coming second fiscal quarter, what is your typical or what did you see last year in terms of volumes in the month of February and March, just to help us connect the dots.

Joseph Cavanaugh:	Okay, Rich?

Richard Ambury:	Yeah. Sure.

It was about 140 million gallons, February and March.

Gary Stromberg:	And can you give some more breakout in terms of—I assume in February you sold more, do you think it was skewed something like 75% February, 25% March?

Richard Ambury:	It’s more like 60, 40.

Gary Stromberg:	Sixty, forty?

Richard Ambury:	Yeah.

Gary Stromberg:	Okay.

And then, the insurance proceeds, you’re up to$ 5-1/2 million, where will that show up in the financial statements in the second quarter, will that be a revenue line item?

Richard Ambury:	No, it’s a reduction in operating expenses because that’s where the insurance expense is recorded.

Gary Stromberg:	Got it.

And what is the term of that policy and how much does it costs per year?

Richard Ambury:	Well, we basically have one policy that covers about $12.5 million of insurance, and I believe that still goes to 2009. And that costs roughly around $3 million. And every year, we’ve added an additional layer of about $7.5 million and that costs around $350,000.

Gary Stromberg:	And that’s renewed annually?

Richard Ambury:	That’s renewed annually, at least we have in the past.

Gary Stromberg:	So presumably, that piece could come up in terms of cost after this year?

Richard Ambury:	Yes, but some years it goes up, some years it goes down depending on the weighted average over the last 10 years.

Gary Stromberg:	Okay.

And then finally then I’ll get off, can you just give us some color on how the proxy process is going and maybe you can’t say anything about it, which is fine, but just a sense on what shareholders are thinking and what the timing is from here?

Joseph Cavanaugh:	I think it’s too early to tell. We don’t have a good feel just yet.

Gary Stromberg:	Okay. Is there a date in the proxy statement in terms of a vote?

Joseph Cavanaugh:	March 17.

Gary Stromberg:	March 17.

Okay that’s all I have, thank you.

Operator:	Thank you.

Our next question comes from the line of Eric Kalamaras at Wachovia Securities.

Please proceed with your question.

Eric Kalamaras:	Hi, good afternoon.

Joseph Cavanaugh:	Hi, Eric.

(Eric Helmer):	A couple of questions around the margin issue.

The margin was - if I heard you correctly, you said it was impaired by roughly 3.9 cents to give you what would be a notional margin of 78 cents a gallon…

Richard Ambury:	Last year, we had an impairment of 3.8 cents.

Eric Kalamaras:	Okay.

So the 74 cents is the right number and then so the question is, I’m trying to get a handle on - if I go back and look at 2004, 2005 margins and 2004 was 58 cents a gallon throughout the year, 2005 54 cents, so that was clearly lower, I’m curious, the big differential, how much of that is going to be recurring? Because this just a huge swing from even, you know, a year and half, two years ago?

Richard Ambury:	Well, you know, last year’s margin and the first quarter was, you know, abnormally low.

Eric Kalamaras:	Agreed, agreed.

Richard Ambury:	Granted it was, you know, it was about 50 cents, now where we saw the big bump is in our fixed price business. We’ve increased our fixed price margin to our capped and fixed price customers.

Eric Kalamaras:	So how much of the margin is fixed?

Richard Ambury:	It varies. Between 45% and 55% of our volumes float, if you will, between being price protected or capped.

Eric Kalamaras:	Okay. And that’s now not that much different than it was, you know, back in ‘04, right?

Richard Ambury:	Not so much different. And - although, we have had more variable volume this quarter than last year. We kind of float within a range of 10% or 15%.

Eric Kalamaras:	Okay. I’m still - I’m just - if the fixed is generally the same, I’m still having trouble as to figuring out what are you doing differently in the fixed side?

I mean I understood the variable part, but the fixed is what I’m more curious about.

Joseph Cavanaugh:	In the fixed price business, we made it a point that we’re not taking low margin business. We’ve lost some business because of it, but we’re being very strict in our pricing procedures with our branches that we get the margins that we need, the higher margins that we were getting last year.

Eric Kalamaras:	Okay.

And in a sense for how far you can go and then how much you can push the customer?

I mean from a sense of attrition.

Joseph Cavanaugh:	Well, we’re pretty well there I think with, you know, we pushed it pretty much where we can push it at this point, I think.

Dan Donovan:	One of the biggest challenges we have is managing that balance between margin and attrition. And we’re really making sure that we do get that right margin, but we’re not doing it from a top side down. Our general managers in the field are making those decisions because they know a lot more about it now. And they also know the impact of not making margins on their bottom line and they also know the impact of trying to get too much margin hurts attrition. So we do try to work that balance very closely.

(Eric Helmer):	Okay. One last question is the inventory accounting change impact, what was that this quarter and the margin?

Richard Ambury:	It’s $344,000, not…

(Eric Helmer):	(Yeah).

Richard Ambury:	not quite meaningful at all.

(Eric Helmer):	Okay, thanks.

Operator:	Ladies and gentlemen, as a reminder, to register a question, you may press 1-4. And our next question comes from the line of (Milan Gupta) at (Sellpoint Capital). Please proceed with your question.

(Milan Gupta):	Thank you. My question has been answered. Thank you.

Operator:	Thank you.

Please standby for our next question.

Our next question comes from the line of (Martin Perlman) at (Perlman & Associates). Please proceed with your question.

Martin Perlman:

Hi.

As you may recall, when the propane division was sold off, it was very large taxable item for unit holders. It wasn’t clear from the proxy material whether the rights offering is the taxable event at all for holders.

Richard Ambury:	We have to get back to you on that one.

Martin Perlman:	Okay. I mean I’ve, you know, I’ve try to call the company a couple of times and ask the question and I never get an answer.

Richard Ambury:	We will get you an answer.

Martin Perlman:	Okay. Thank you.

Richard Ambury:	Sure.

Operator:	Our next question comes from the line of Lenore Sophia at Shane LP. Please proceed with your question.

Lenore Sophia:	The question is in the statement book that I have here on the March 17 meeting, it shows that there’s going to be approximately 42,171,000 new common units issued, another 7,500,000 is going to be issued, another

25,000,000 issued at $2 per unit, how does that affect the units that are existing the stockholders that now hold the stock?

Lenore Sophia:	Is that is diluting the stock that we own?

Joseph Cavanaugh:	But you’re - yes, that’s the - you also get - with those units, you also get a right to buy another unit or half a unit for each unit you hold.

Lenore Sophia:	Well, you say buy?

Joseph Cavanaugh:	You get the opportunity - you do get the opportunity to buy at a $2 share.

Lenore Sophia:	Oh, you get - in other words, will that be in writing? In other words, will you get a notification of that?

Joseph Cavanaugh:	Yes, it should be in the proxy statement. It is in the proxy statement. Is it - but there is a separate rights offering that you get that.

Lenore Sophia:	Yeah, but - I couldn’t find that.

Joseph Cavanaugh:	It hasn’t been mailed yet.

Lenore Sophia:	I got it. But how much is that (dilute), the overall - how many - in other words, how many shares will be - are outstanding now against all these additional amount of shares that are going to be distributing.

Joseph Cavanaugh:	So it’s about 36 million units outstanding now and it’s going to be about 72 million…

Lenore Sophia:	In other words, it’s still almost like a 50-50 split if you don’t buy equivalent amount.

Joseph Cavanaugh:	Yes, I think that’s correct. Yeah.

Lenore Sophia:	So in other words, you’d be diluted by 50%?

Joseph Cavanaugh:	Yes.

Lenore Sophia:	Okay. But I don’t see anything - do you know what page that’s on, where it is and…

Joseph Cavanaugh:	…12 of the proxy statement you will see that.

Lenore Sophia:	Page 12, existing common unit holders are holding 89% of the units and are going down to 43%?

Lenore Sophia:	Oh, in the proxy statement. Yeah, I am seeing the proxy statement, yeah. That - in other words, that hasn’t been sent out yet?

Joseph Cavanaugh:	Well, the proxy has been sent out, sir.

Lenore Sophia:	That’s the one that refers to the March 17 meeting?

Joseph Cavanaugh:	Yes, sir. Yeah.

Joseph Cavanaugh:	It was mailed out towards the end of last week. You should be getting it shortly.

Lenore Sophia:	Well, no, I’ve got the proxy state - I’ve got the statement and it shows the meeting for March 17.

Joseph Cavanaugh:	And if you look on page 12 of that statement.

Lenore Sophia:	I’m looking at it and I don’t find…

Lenore Sophia:	…Page 12, it still in the summary.

Joseph Cavanaugh:	It talks about financial information and if you go back to page 12, it shows you the approximate number of units outstanding before and after the post-recapitalization.

Lenore Sophia:	Oh, here it is, 36, yeah, but what document do we have or will we get a document if this goes through giving us the opportunity to either buy or not buy the additional stock?

Joseph Cavanaugh:	That is the rights offering and that is going to be mailed, that has not been mailed yet.

Lenore Sophia:	Oh, okay.

Oh, okay, that’s what I wanted to know.

Operator:	Thank you.

Our next question comes from the line of Steven Vogel at Vogel Partners.

Please proceed with your question.

Steven Vogel:	Hi. Good afternoon.

After the sale of the propane division, does the partnership still qualify to be an MLP when it only has heating oil distribution?

Richard Ambury:	Yes, it does.

Steven Vogel:	And how was that determined?

Richard Ambury:	It all has to do with the characteristic of income that comes up from the heating oil subsidiary. And for the most part, the cash that does come up is in the form of a dividend, and dividends are separately allocated items and that’s how the unit holder will be taxed on the dividend income coming up from the heating oil division.

Steven Vogel:	But the heating oil company has not been qualified as an MLP?

Richard Ambury:	That’s correct, but our structure still works.

Steven Vogel:	And what happens if it doesn’t?

Richard Ambury:	Our structure does work and it always has worked. There’s no reason to think that it does not work.

Steven Vogel:	I believe it always has worked because you had a propane company and that’s what qualified the business.

Richard Ambury:	Dividend income is qualifying income for master limited partnerships. If you like, I can get you the reg and I can send that to you.

Steven Vogel:	I would appreciate that.

Richard Ambury:	Okay, Steven.

Steven Vogel:	Thank you.

Richard Ambury:	You’re welcome.

Operator:	Our next question comes from the line of Mike Onghai at IBIS Management.

Please proceed with your question.

Mike Onghai:	Hi, thanks.

Your forecast for 2006 assumes, I believe, an attrition rate of 4.6% given that your current attrition is like 7%. Do you have a plan to make up for that or is that 4% or more normalized estimate? I mean if you could just give me some color in how you come up with the 4.6%, that would be great. Thanks.

Richard Ambury:	Okay. The 4.6% is a number that is talked about in what we presented to Kestrel. It is really not our forecast for the year. We have never issued a public forecast for the year. This was a document that we shared with Kestrel in our negotiations.

Mike Onghai:	Okay. I was just reading off the deal, the memorandum. Yeah.

Richard Ambury:	Yes, that was the document that we gave to Kestrel. It wasn’t a projection that we issued to the public.

Mike Onghai:	So the 27 cents income that you had talked about distribution, is that based on 4.6%?

Richard Ambury:	In the first year, yes. And we had additional attrition going subsequent to that, yes.

Mike Onghai:	Okay. Thank you.

Operator:	Ladies and gentlemen, once again, as a reminder, to register a question, you may press 1-4.

And our next question comes from the line of Milan Gupta at Southpoint Capital.

Please proceed with your question.

Milan Gupta:	Hey, guys, I’m going to try and get at this margin thing a different way. I mean, what should we model as sort of a normalized gross margin for this business on a per gallon basis.

Richard Ambury:	Well, we shared with Kestrel margin on the heating oil side, and there are some other components in that gross profit margin.

Milan Gupta:	And what was that number?

Richard Ambury:	It was about 59 cents. If you look on Page 43 of this proxy statement that we did send out, you can probably look at some margins like that as the heating oil margin. There are some other components. There’s other petroleum products that give off a couple of cents, and our net service loss is almost a breakeven.

Milan Gupta:	So that benefit that you’re getting from your fixed price customers and the decline in heating oil prices this quarter may represent 15 cents over and above what you may view as a normalized level?

Richard Ambury:	Well, the actual heating oil margin that we got was around 71 cents.

Milan Gupta:	Right.

Richard Ambury:	That’s not quite over 15 cents.

Milan Gupta:	Okay. Thanks.

Richard Ambury:	You’re welcome.

Operator:	Thank you.

Mr. Cavanaugh, I’ll turn the conference back over to you. Please continue with your presentation or closing remarks.

Joseph Cavanaugh:	Thank you very much for your calls - your questions. We appreciate your interest in the company.

Again, we think we’ve had a good quarter, but we’ve got a long way to go yet and we really would urge everyone to support the recapitalization.

And thank you very much.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. Once again, we thank you very much for your participation and ask that you please disconnect your lines.

Thank you and have a good day.

END